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                                                                     EXHIBIT 3.4

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                                  BUCA, INC.


                                   ARTICLE I

  The name of this Corporation is BUCA, Inc.

                                  ARTICLE II

The registered office of this Corporation is located at 1300 Nicollet Mall, Minneapolis, Minnesota 55403.

                                  ARTICLE III

     (a)  General. The aggregate number of shares of stock which the Corporation
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is authorized to issue is 25,000,000 shares, par value $.01 per share, of which
20,000,000 are designated as common shares (the "Common Stock"), and 5,000,000
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are undesignated (the "Undesignated Capital Stock"). The shares of Common Stock
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and Undesignated Capital Stock are referred to herein collectively as the
"capital stock".

     (b)  Authority Relative to Undesignated Capital Stock.  Authority is hereby
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expressly vested in the Board of Directors of the Corporation, subject to limitations prescribed by law, to authorize the issuance from time to time of one or more classes or series of Undesignated Capital Stock and, with respect to each such class or series, to determine or fix the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such class or series, any terms under or conditions on which the shares of such class or series may be redeemed, any provision made for the conversion or exchange of the shares of such class or series for shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation's capital stock, and any rights of the holders of the shares of such class or series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                                  ARTICLE IV

     No holder of shares of capital stock of the Corporation shall have any cumulative voting rights.
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                                   ARTICLE V

     No holder of shares of capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series whatsoever or other securities, or of securities convertible into or exchangeable for or carrying any other right to acquire any stock of any class or series whatsoever or other securities, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend. This Corporation shall have the power, however, in its discretion to grant such rights by agreement or other instrument to any person or persons (whether or not they are shareholders).

                                  ARTICLE VI

     The business and affairs of the Corporation shall be managed by or under the direction of a Board consisting of not less than three nor more than fifteen persons, who need not be shareholders. Within such range, the number of directors may be increased or decreased by the shareholders or Board of Directors from the number of directors on the Board of Directors immediately prior to the effective date of this Article VI; provided, however, that any change in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) shall be approved by the affirmative vote of not less than 75% of the voting power of all outstanding shares entitled to vote, voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors. If such change shall not have been so approved, the number of directors shall remain the same. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

     From and after the effective date of this Article VI, Class I directors shall be David Yarnell and Don W. Hays and shall be elected for a term concluding at the time of annual meeting of shareholders held in 2000, Class II directors shall be Peter J. Mihajlov and Paul Zepf and shall be elected for a term concluding at the time of the annual meeting of shareholders held in 2001, and Class III directors shall be Joseph P. Micatrotto, Philip A. Roberts and John P. Whaley and shall be elected for a term concluding at the time of the annual meeting of shareholders held in 2002. At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which the director's term expires and until a successor shall be elected and qualify, subject, however to prior death, resignation, retirement, disqualification or removal from office. Removal of a director from office (including a director named by the

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Board of Directors to fill a vacancy or newly created directorship), with or without cause, shall require the affirmative vote of not less than 75% of the voting power of all outstanding shares entitled to vote, voting together as a single class. Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director's predecessor.

     Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred or preference stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the applicable terms of the certificate of designation or other instrument creating such class or series of preferred or preference stock, and such directors so elected shall not be divided into classes pursuant to this
Article VI unless expressly provided by such terms.

     Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class or series vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of not less than 75% of the voting power of all outstanding shares entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this
Article VI.

                                  ARTICLE VII

     An action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action signed by that number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except as to those matters requiring shareholder approval, in which case the written action must be signed by all members of the Board of Directors then in office.

                                 ARTICLE VIII

     To the full extent that Minnesota Statutes, Chapter 302A, as it exists on the effective date of this Article VIII or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article VIII shall not adversely affect any right or protection as a director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

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